EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Announces Management Changes

New York, New York (February 17, 2009)—Frederick’s of Hollywood Group Inc. (NYSE Alternext US: FOH) (“Company”) today announced that Linda LoRe has been promoted to President of the Company and will continue as Chief Executive Officer of the Frederick’s of Hollywood retail division and a member of the Company’s board of directors.  In addition to her responsibilities at Frederick’s of Hollywood, Ms. LoRe will be responsible for merchandising, marketing and product development activities of the combined company.  Ms. LoRe has over 30 years of experience in retail and wholesale management.  She has served as President and Chief Executive Officer of the retail division since July 1999 and was President and Chief Executive Officer of Giorgio Beverly Hills from 1991 to 1999.

Thomas Lynch, Chief Executive Officer of the Company, stated, “we believe that Linda LoRe’s expanded role in the Company’s wholesale as well as retail divisions will facilitate our continuing efforts to capitalize upon the synergies created from the merger and maximize shareholder value.  I look forward to working with Linda in achieving these goals.”

The Company also announced that, effective immediately, Melvyn Knigin will transition from his position as President and Chief Executive Officer of the Movie Star wholesale division to Senior Vice President of Sales and has resigned from the Company’s board of directors.  Mr. Knigin was scheduled to make this transition on July 1, 2009, however, in order to facilitate the Company’s management restructuring and concentrate Mr. Knigin’s experience and efforts on improving its wholesale sales, he agreed to an early transition.

Thomas Lynch stated, “On behalf of the Company, I would like to thank Melvyn Knigin, who has given outstanding and tireless service to the Company for more than 20 years.  His new position will enable the Company to capitalize upon his experience to drive wholesale sales.  We look forward to Mel’s continued involvement in the Company.”

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions:  the multi-channel retail division and the wholesale division.

About the Retail Division
Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through more than 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

About the Wholesale Division
Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada.  Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700